UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2018

Cloud Peak Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34547	26-3088162
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 S. Gillette Ave., Gillette, Wyoming	82716
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (307) 687-6000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.       Other Events.

On June 7, 2018, pursuant to the January 24, 2013 Option to Lease Agreement between Big Metal Coal Co. LLC (“Big Metal”), a wholly-owned subsidiary of Cloud Peak Energy Inc. (“Cloud Peak Energy”), and the Crow Tribe of Indians (“Crow Tribe”), Big Metal delivered notice to the Crow Tribe to:

•                  exercise the Upper Youngs Creek coal lease option, and

•                  extend the coal lease options for the Squirrel Creek and Tanner Creek project areas.

In connection with the option exercise and option extensions, Big Metal will pay approximately $1.8 million to the Crow Tribe soon after exercising the option and option extensions.  After Big Metal and the Crow Tribe sign the Upper Youngs Creek coal lease, the coal lease will require approval from the U.S. Department of the Interior and related regulatory actions before the lease is effective.

As previously disclosed, in January 2013, Big Metal entered into an option agreement and a corresponding exploration agreement with the Crow Tribe.  These agreements were approved by the U.S. Department of the Interior in June 2013.  The option and exploration agreements provided for exploration rights and exclusive options to lease three separate coal deposits on the Crow Indian Reservation over an initial five-year term, which expires June 14, 2018, with two extension periods through 2035 if certain conditions are met. Exercise of the Upper Youngs Creek option and payment of the initial option payments for the Squirrel Creek and Tanner Creek project areas trigger commencement of the first option extension periods for Squirrel Creek and Tanner Creek through December 31, 2025.

This coal project is located on the Crow Indian Reservation in southeast Montana, near Cloud Peak Energy’s Spring Creek Mine and Youngs Creek project in the Northern PRB region.  Over the last five years, Big Metal has made option payments totaling $10 million to the Crow Tribe.  The coal located at the Big Metal project is similar quality to that of Cloud Peak Energy’s Spring Creek Mine and offers lower sodium levels.

Any future development and coal production from the Big Metal project remains subject to various uncertainties, including additional required regulatory approvals and coal demand and pricing in the U.S. and internationally.

Cautionary Note Regarding Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations and beliefs as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations, energy policies and other factors.  Forward-looking statements may include, for example, (1) our current estimates of the quantity and quality of the Crow Tribe coal, (2) any future exercise of the remaining coal lease options and any development, production and marketing of Crow Tribe coal, (3) the anticipated timing and ability to obtain additional required regulatory approvals, (4) business development and growth initiatives and strategies; (5) potential benefits of this transaction and (6) other statements regarding this transaction and our plans, strategies, prospects and expectations concerning our business, industry, economic conditions, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including the risks that (i) additional required regulatory approvals and permits are not obtained in a timely manner or at all, (ii) economic tons of Crow Tribe coal are substantially less than the currently estimated in-place tons, (iii) we are unable to acquire access to sufficient export terminal capacity on commercially reasonable terms, (iv) Asian export demand and domestic demand and pricing for Crow Tribe coal does not support economic development of the project, (v) future development and operating costs significantly exceed our expectations, (vi) anticipated benefits of the transaction are not achieved, (vii) we lack sufficient liquidity and capital resources to develop the project, or (viii) we are unable to obtain all necessary surface use agreements to mine the underlying coal.  For a discussion of some of the additional factors that could adversely affect our future results or the anticipated benefits of this transaction, refer to the risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Forms 8-K. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this report, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLOUD PEAK ENERGY INC.

Date: June 7, 2018	By:	/s/ Bryan J. Pechersky
	Name:	Bryan J. Pechersky
	Title:	Executive Vice President, General Counsel and Corporate Secretary